Exhibit 99.1

    Gulf Island Fabrication, Inc. Reports Fourth Quarter Earnings

    HOUMA, La.--(BUSINESS WIRE)--Feb. 2, 2005--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $2.9 million ($.23 diluted EPS) on revenue of $45.9 million for its fourth quarter ended December 31, 2004, compared to net income of $6.2 million ($.52 diluted EPS) on revenue of $56.2 million for the fourth quarter ended December 31, 2003. Net income for the twelve months ended December 31, 2004 was $12.0 million ($.99 diluted EPS) on revenue of $173.9 million, compared to net income of $15.8 million ($1.33 diluted EPS) on revenue of $203.7 million for the twelve months ended December 31, 2003.
    The company had a revenue backlog of $88.2 million and a labor backlog of approximately 1.1 million man-hours remaining to work, which consist of work remaining at December 31, 2004 and commitments received since December 31, 2004.


                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)
                                            December 31, December 31,
                                               2004          2003
                                            ------------ -------------
Cash, cash equivalents and short-term
 investments                                    $40,397       $22,050
Total current assets                             91,290        81,407
Property, plant and equipment, at cost, net      60,346        58,259
Total assets                                    152,285       140,316
Total current liabilities                        16,076        20,696
Debt                                                  0             0
Shareholders' equity                            126,584       111,591
Total liabilities and shareholders' equity      152,285       140,316


    The management of Gulf Island Fabrication, Inc. will hold a conference call on Wednesday, February 2, 2005, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended December 31, 2004. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing
1.800.946.0785. A digital rebroadcast of the call is available two hours after the call and ending February 8, 2005 by dialing 1.888.203.1112, replay passcode: 216143.
    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.


                     GULF ISLAND FABRICATION, INC.
             CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 (in thousands, except per share data)

                               Three Months Ended  Twelve Months Ended
                                  December 31,        December 31,
                              -------------------- -------------------
                                 2004      2003      2004      2003
                              ----------- -------- --------- ---------

Revenue                          $45,888  $56,162  $173,878  $203,667
Cost of revenue                   40,740   45,135   151,205   174,765
                              ----------- -------- --------- ---------
Gross profit                       5,148   11,027    22,673    28,902
General and administrative
 expenses                          1,055    1,600     4,818     5,168
                              ----------- -------- --------- ---------
Operating income                   4,093    9,427    17,855    23,734

Other income (expense):
Interest expense                    (111)     (10)     (147)      (40)
Interest income                      270       44       625       214
Other                                (72)       -       (21)       19
                              ----------- -------- --------- ---------
                                      87       34       457       193
                              ----------- -------- --------- ---------

Income before income taxes         4,180    9,461    18,312    23,927

Income taxes                       1,324    3,243     6,270     8,135
                              ----------- -------- --------- ---------

Net income                        $2,856   $6,218   $12,042   $15,792
                              =========== ======== ========= =========

Per share data:
Basic earnings (loss) per
 share                             $0.24    $0.53     $1.00     $1.34
                              =========== ======== ========= =========
Diluted earnings (loss) per
 share                             $0.23    $0.52     $0.99     $1.33
                              =========== ======== ========= =========

Weighted-average shares           12,150   11,793    12,054    11,779
Effect of dilutive securities:
 employee stock options              126      108       134       116
                              ----------- -------- --------- ---------
Adjusted weighted-average
 shares (1)                       12,276   11,901    12,188    11,895
                              =========== ======== ========= =========

Depreciation and amortization
 included in expense above        $1,545   $1,437    $6,041    $5,324
                              =========== ======== ========= =========

Cash dividend declared per
 common share                      $0.05       $-     $0.20        $-
                              =========== ======== ========= =========

(1) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.


    CONTACT: Gulf Island Fabrication, Inc., Houma
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100